EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-100453) of Quotemedia, Inc. of our report dated March 30, 2022, relating to the consolidated financial statements of Quotemedia, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Moss Adams LLP

Phoenix, Arizona

March 30, 2022